Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN COLLEGES
COMPLETES REVIEW OF HISTORIC STOCK OPTION GRANTS

Santa Ana, CA, November 22, 2006 – Corinthian Colleges, Inc. (NASDAQ:COCO) has completed its review of historic stock option grants. As previously reported, a special committee of independent directors (“Special Committee”) was created in July 2006 to conduct the review. The Special Committee retained independent counsel and reviewed option grants dating back to the Company’s initial public offering in 1999. During its four-month review, the Special Committee conducted interviews of numerous individuals, including current and former employees and Board members, collected over 2 million documents, and selected and reviewed over 550,000 potentially relevant documents.

As reported in the Company’s Form 8-K (“8-K”) filed today with the Securities and Exchange Commission (“SEC”), the Special Committee found no evidence of fraud or willful misconduct in regards to the Company’s historic stock option grant practices.

Based on the Company’s internal review and the Special Committee’s investigation and findings, the Company has determined that it had unrecorded non-cash equity-based compensation charges associated with certain of its historic stock option grants. The largest unrecorded charges relate to broad-based option grants during fiscal years 2001 and 2002 where the Company has determined that the appropriate measurement date for accounting purposes differed from the measurement date used by the Company. On four occasions during those two fiscal years, the Company’s Board or Compensation Committee, as applicable, approved stock option grants to be made within thirty days following the Board or Committee meeting. In each of those cases, the grants were made at the low closing price of the Company’s common stock during the applicable thirty day period, and the Company and the Special Committee have concluded that each of these grant dates were selected with the benefit of hindsight.

In addition, the Company identified several other occasions where the original grant date differed from the appropriate measurement date as a result of contingencies, errors, administrative delays or discrepancies.

In total, the unrecorded compensation expense and related tax liabilities associated with the use of incorrect measurement dates from fiscal 2001 through fiscal 2005 was approximately $5.7 million. The Company has included the cumulative effect of the additional compensation expense as an entry to the beginning retained earnings balance at July 1, 2005. The Company has also recorded an after-tax expense of $0.5 million in the fourth quarter of fiscal 2006.

As previously reported, the Company incurred approximately $1.8 million in the fiscal 2007 first quarter in legal and other expenses related to the Special Committee’s review. The Company continued to incur additional legal and other expenses in its fiscal 2007 second quarter related to the Special Committee’s review and expects to incur additional costs on related matters, including its ongoing cooperation with the SEC’s inquiry.

The Company also announced that it filed today its fiscal 2006 Annual Report on Form 10-K (“10-K”) and its fiscal 2007 first quarter Form 10-Q (“10-Q”). The Company had previously been notified by Nasdaq that its common stock was subject to delisting from the Global Select Market for failure to file its 10-K and 10-Q. As a result of both of these filings being submitted, the Company expects Nasdaq to cease delisting proceedings.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 94 schools in 25 states in the U.S. and 33 schools in the seven provinces of Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. For more information go to Corinthian’s website at www.cci.edu.

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